Exhibit 99.1

Runway Growth Finance Corp.

Provides Third Quarter 2024 Portfolio Update

•	Completed Seven Investments in New and Existing Portfolio Companies Representing $75.3 Million in Funded Investments

MENLO PARK, Calif., October 8, 2024 (GLOBE NEWSWIRE)—Runway Growth Finance Corp. (Nasdaq: RWAY) (“Runway Growth” or the “Company”), a leading provider of flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity, today provided an operational and portfolio update for the third quarter ended September 30, 2024.

“Runway Growth added attractive investments with new and existing portfolio companies in the third quarter as we seek to drive measured and strategic growth,” said David Spreng, Founder and CEO of Runway Growth. “We are pleased to announce two new investments during the quarter, which we believe embody our focus on high-quality, late and growth-stage companies in the fastest growing sectors of the economy. Runway Growth is positioned to execute disciplined investments, support our existing borrowers and generate solid risk-adjusted returns for our shareholders in the long term.”

Originations

In the third quarter of 2024, Runway Growth funded seven investments: two investments in new portfolio companies and five investments in existing portfolio companies. These include:

•	Completion of a new $23.0 million investment to Snap! Mobile, Inc. (“Snap”), funding $18.0 million at close. Snap offers a software platform designed to help schools, clubs, and teams fundraise, manage their rosters, communicate with parents and fans, and sell merchandise;
•	Completion of a new $45.3 million investment to Zinnia Corporate Holdings, LLC (“Zinnia”), funding $40.0 million at close. Zinnia provides business processing and technology solutions to the life insurance and annuity industry. Zinnia’s range of solutions includes distribution services and new business issuance, administration processing and call center operations, as well as compliance, fulfillment, and quality assurance services;
•	Completion of a new $20 million investment to existing portfolio company Elevate Services, Inc. (“Elevate”), funding $6.0 million during the quarter, which upsized Elevate’s previous $20 million senior secured term loan. Elevate is a global alternative legal services provider and legal process outsourcer that serves members of the Fortune 500 and 60+ global law firms with outsourced consultancy, technology, and managed services. Elevate has a suite of products and services across several different operating business units including contracts, contract lifetime management and insights, ElevateNext, med legal, ElevateFlex, consulting, and software;
•	Completion of follow-on investments with an aggregate amount of $6.3 million to two existing portfolio companies; and
•	During the quarter Runway-Cadma I LLC (the “JV”), our joint venture with Cadma Capital Partners LLC, purchased a portion of our Airship Group, Inc. loan, amounting to a $5.0 million equity investment in the JV subsidiary.

Liquidity Events

During the third quarter ended September 30, 2024, Runway Growth experienced the following liquidity events:

•	Full principal repayment of the Company’s senior secured term loan to CloudPay, Inc. of $75.0 million;

•	An assignment of $10.0 million of the Company’s investment in Airship Group, Inc. to the JV; and
•	Other scheduled principal amortization of $0.6 million.

Portfolio Construction and Management

Runway Growth is a credit-first organization, carefully structured to focus on what it believes to be the highest quality, late-stage companies in the venture debt market. The Company is committed to upholding what it believes to be industry-leading investment standards combined with disciplined underwriting and diligent monitoring of its portfolio. Runway Growth is positioned as a preferred lender in the venture debt space, supporting and working closely with companies to help them reach their full growth potential. Since inception, the Company has focused on the fastest growing sectors of the economy, including healthcare, technology and select consumer services and products industries.

As of September 30, 2024, the Runway Growth portfolio included 49 debt investments to 32 portfolio companies and 86 equity investments in 53 portfolio companies, including 28 portfolio companies where Runway Growth holds both a debt and equity investment. Investments were comprised of late and growth-stage businesses in the technology, healthcare and consumer services and products industries. Runway Growth’s normal business operations include frequent communication with portfolio companies.

About Runway Growth Finance Corp.

Runway Growth is a growing specialty finance company focused on providing flexible capital solutions to late- and growth-stage companies seeking an alternative to raising equity. Runway Growth is a closed-end investment fund that has elected to be regulated as a business development company under the Investment Company Act of 1940. Runway Growth is externally managed by Runway Growth Capital LLC, an established registered investment advisor that was formed in 2015 and led by industry veteran David Spreng. For more information, please visit www.runwaygrowth.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Runway Growth’s filings with the Securities and Exchange Commission. Runway Growth undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Important Disclosures

Strategies described involve special risks that should be evaluated carefully before a decision is made to invest. Not all of the risks and other significant aspects of these strategies are discussed herein. Please see a more detailed discussion of these risk factors and other related risks in the Company’s most recent annual report on Form 10-K in the section entitled “Risk Factors”, which may be obtained on the Company’s website, www.runwaygrowth.com, or the SEC’s website, www.sec.gov.

IR Contacts:

Stefan Norbom, Prosek Partners, snorbom@prosek.com

Thomas B. Raterman, Chief Financial Officer and Chief Operating Officer, tr@runwaygrowth.com